Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-1 of our report dated May 24, 2021 (except for motions described in Note 17.B and 17.C and the effect of the reverse stock split described in Note 17.D, as to which the date is August 9, 2021) relating to the consolidated financial statements of IceCure Medical Ltd. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Brightman Almagor Zohar & Co.
Brightman Almagor Zohar & Co.,
Certified Public Accountants
A firm in the Deloitte Global Network

Tel Aviv, Israel

December 3, 2021